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                                                                    EXHIBIT 99.1

                           GENERAL CREDIT CORPORATION
                  ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENTS
          REGARDING BUSINESS COMBINATION WITH DIAMOND DEALING.COM, INC.
                     AND SPINOFF OF CHECK CASHING OPERATIONS

New York, (BUSINESS WIRE) (July 20, 2000)......General Credit Corporation
(OTCBB:GNIZ) ("GCC") announced that it has entered into an Agreement and Plan of Merger and Reorganization with Diamond Dealing.com, Inc. pursuant to which Diamond Dealing.com, Inc. will become a wholly owned subsidiary corporation of GCC (the "Merger"). In the Merger, holders of Diamond Dealing.com, Inc.'s common stock will receive, in the aggregate, 33,674,450 shares of the common stock of GCC, which after the consummation of the Merger will result in Diamond.com's stockholders owning approximately 85% of the outstanding shares of GCC, after giving effect to the conversion of all outstanding stock options of GCC. Immediately prior to the consummation of the Merger, GCC will spin-off substantially all of its assets and liabilities (the "Spin-Off") to its wholly owned subsidiary General Credit, Inc. ("GCI") and distribute the common stock of GCI pro-rata to its stockholders. In connection with the consummation of the Spin-Off and subject to compliance with applicable law, GCI intends to issue to the holders of outstanding stock options and warrants to purchase shares of Common Stock in GCC, like options and warrants to purchase shares of Common Stock in GCI. The receipt of securities in the Spin-Off will be taxable events for stockholders of GCC. Upon the consummation of the Merger, GCC will change its name to "Diamond Dealing.com, Inc."

         GCC provides capital financing to its customers through the discounted purchase of checks (commonly referred to as "check factoring") and credit card receivables, generally on a non-recourse basis with respect to its customers except to the extent of forged signatures on and stop payments of the purchased checks or credit card slips.

         The intended principal business activity of Diamond Dealing.com, Inc. is providing an internet website for trading in certified and non-certified diamonds, gems, pearls and other precious stones. Diamond Dealing.com, Inc. has conducted no operations to date.

         The closing is subject to, among other conditions, the closing of the Merger by December 31, 2000 (unless that date is extended by mutual agreement of the parties), approval of the Merger and the Spinoff by the shareholders of GCC and Diamond Dealing and other customary conditions.

         This press release contains certain forward-looking statements and projections (including statements including plans and objectives of management for future operations and services, and statements concerning expectations) that are based on management's belief as well as assumptions made by, and information currently available to, management. The Company's actual results might differ materially from the plans envisioned, or results projected by, those statements if the Company's assumptions prove to be incorrect or for a variety of other reasons.

         For further information, please contact Irwin Zellermaier, Chief Executive Officer of General Credit Corporation at (212) 697-4441.